SECOND AMENDMENT TO

FUND SERVICES AGREEMENT

THIS SECOND AMENDMENT TO FUND SERVICES AGREEMENT (this “Amendment”) is effective as of June 1, 2018, and is made by and between Gemini Fund Services, LLC, a Nebraska limited liability company (“GFS”), and The Timothy Plan, a Delaware statutory trust (the “Trust”).

WHEREAS, GFS and the Trust are parties to that certain Fund Services Agreement dated April 18, 2011, as amended by that certain Amendment to Fund Services Agreement dated September 1, 2016 (collectively, the “Agreement”); and

WHEREAS, the U.S. Securities and Exchange Commission has adopted new rules and forms to modernize the reporting and disclosure of information by registered investment companies (the “Reporting Modernization”); and

WHEREAS, GFS seeks the Trust’s approval of additional fees associated with the preparation and filing of the newly adopted forms as required by the Reporting Modernization to cover the increased cost to GFS of providing such services; and

WHEREAS, the Trust’s Board of Trustees is agreeable to the aforementioned additional fees.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements herein set forth, the parties hereto agree as follows:

1.	Amendments.

(a)       Section 6 of Appendix I to the Agreement hereby is deleted in its entirety and replaced with the following:

6)   Provide all raw data available from its mutual fund accounting system for the Fund’s investment adviser or the administrator to assist in preparation of the following:

a. Semi-annual financial statements;

b. Annual form N-CEN and annual tax returns;

c. Financial data necessary to update form N-1A; and

d. Annual proxy statement.

(b)       Section 9 of Appendix II to the Agreement hereby is deleted in its entirety and replaced with the following:

9)   In consultation with legal counsel for the Trust, assist in and monitor the preparation, filing, printing and where applicable, dissemination to shareholders of the following:

a.  amendments to the Trust’s Registration Statement on Form N-1A;

b.	periodic reports to the Trustees, shareholders and the SEC, including but not limited to annual reports and semi-annual reports;

c.	notices pursuant to Rule 24f-2;
d.	proxy materials; and
e.	reports to the SEC on Forms N-SAR, N-CEN, N-CSR, N-Q,N-PORT, N-23c-3 and N-PX (as applicable).

(c)	Appendix IV to the Agreement hereby is amended by inserting the following paragraph d. immediately after paragraph c. under Fund Accounting and Fund Administration Fees, Section 2:

d.

Reporting Modernization fees. Each Fund shall pay a monthly reporting modernization fee for third-party data and technology and personnel costs associated with N-PORT and N-CEN filings. Current annual charges are as follows, but are subject to change from time-to-time upon written notice from GFS:

3rd Party Data Sourcing including data only	ICE [InterContinental Exchange, fka “IDC”]	$2,000-3,000**
or
3rd Party Data Sourcing w/Liquidity Classifications	ICE [InterContinental Exchange, fka “IDC”]	$3,000-4,000**
and
N-PORT and N-CEN Reporting Engine and Service Component	Confluence Reporting w/Gemini - Equity Funds	$7,500-8,500***
N-PORT and N-CEN Reporting Engine and Service Component	Confluence Reporting w/Gemini - Fixed Income/Other non-Equity Funds	$8,500-$10,000***
N-CEN filings w/out N-PORT (interim)	Confluence Reporting	$500

** The range is dependent on portfolio holdings. Any data not received from ICE or requiring manual intervention will be subject to additional charges.
*** The range is dependent on the requirement that a Fund determine a Highly Liquid Investment Minimum pursuant to SEC Rule 22e-4 and the ongoing support required. For purposes hereof, “Equity Funds” shall mean funds with greater than 80% of its holdings in equity securities, ETFs and Mutual Funds. For the period of time where compilations and filings are not required to include Liquidity Classifications under SEC Rule 22e-4, the fee will be discounted by 20%.

2.	Miscellaneous.

(a)       Except as hereby amended, the Agreement shall remain in full force and effect.

(b)       This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, each party hereto has caused this Amendment to be executed by its duly authorized officer as of the date and year first above written.

THE TIMOTHY PLAN By: /s/ Arthur D. Ally Name: Arthur D. Ally Title: President	GEMINI FUND SERVICES, LLC By: /s/ Kevin Wolf Name: Kevin Wolf Title: President